BlackRock California Insured Municipal Income Trust

FILE #811-21177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
5/2/2008	San Diego County Water Authority	558,015,000	9,375,000	Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Lehman Brothers, Merrill Lynch & Co.